Exhibit 10(ii)2


                                                 Exhibit A






         1. The execution and delivery of the Agreement by the Company and the performance of its obligations thereunder have been duly and validly authorized by all necessary corporate action on the part of the Company.

         2. The Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

         3. The Preferred Stock has been validly issued, is fully paid and nonassessable, has not been issued in violation of or subject to any preemptive rights and has the rights set forth in the Company's Restated
Certificate of Incorporation, as amended through the date hereof.

         4. When each share of Common Stock deliverable upon conversion of the Preferred Stock has been delivered upon such conversion in accordance with the terms of the Company's Restated Certificate of Incorporation, as then amended, such shares of Common Stock will be validly issued, fully paid and nonassessable, will not have been issued in violation of or subject to any preemptive rights and will have the rights set forth in the Company's Restated Certificate of Incorporation, as then amended.